Exhibit 99.1

FOR IMMEDIATE RELEASE      Investor Contact:     Media Contact:
                           Mark D. Boehmer       Jackie Kolek
                           VP & Treasurer        Integrated Corporate Relations
                          (336) 862-8705         (203) 682-8296


             SEALY INTRODUCES NORTH AMERICAN LEADERSHIP STRUCTURE
             & EXECUTIVE APPOINTMENTS TO SUPPORT GLOBAL STRATEGIES
 - New Structure to Strengthen North American Growth & Operational Excellence -
                     - Larry Rogers to Lead New Division -
            - Jim Hirshorn Resigns To Pursue Leadership Opportunity
                         at PotBelly Sandwich Works -

ARCHDALE, NC, December 18, 2006 - Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, announced today that it has realigned its organization in order to strengthen the Company's position and to drive continued sales growth and long-term margin expansion in its new North American Division. This division will be led by Lawrence "Larry" Rogers, who has been appointed its President.

"Realigning North America as one market strengthens Sealy's competitive advantage. This allows us to benefit from growing consumer demand, partner with our North American retail customers, and deepen our supplier and component relationships," said David J. McIlquham, Chairman and Chief Executive Officer. "As North America becomes more of an integrated market, this new structure will allow Sealy to better leverage its product development capabilities, sales and distribution strengths and lean manufacturing initiatives."

The markets that comprise the new North American business structure had sales of $1.4 billion in fiscal 2005. Sealy expects that one-third of its growth will be derived from sales of innerspring in the U.S., one-third from specialty products, and one-third of its growth from outside the United States.

In addition to promoting Rogers, who led Sealy's international bedding group for the last twelve years, to lead the North American Division, the Company promoted Michael Hofmann to

Executive Vice President of Operations for North America. Executive Vice President and Chief Financial Officer, Jeffrey Ackerman, who joined Sealy a year ago, will be promoted to assume global leadership responsibility for Finance & Information Technology.

"Larry Rogers' considerable talent, leadership and commitment place him in a unique position to accelerate Sealy's growth across North America. Under his leadership, sales in Canada have doubled over the last five years," noted Mr. McIlquham. "I am confident that Larry and Mike's leadership will enable us to build on our success. The potential for ongoing sales growth, margin expansion and earnings momentum is clear, and we expect to further strengthen our position as the largest bedding manufacturer in the United States and Canada."

Additionally, James "Jim" Hirshorn, Sealy's Senior Executive Vice President of Finance, Operations, Research and Development stated that he is leaving to pursue a unique business opportunity and become Chief Financial Officer at Potbelly Sandwich Works. Mr. Hirshorn also resigned his position as a member of the Board of Directors, effective immediately. Mr. Hirshorn will retain his equity ownership in the Company as a shareholder.

"Jim Hirshorn is a talented leader," said Mr. McIlquham. "He has helped lead the Company through a period of significant growth and opportunity as Sealy built upon its global leadership position in an ever increasing competitive environment." Mr. McIlquham went on to say, "While we deeply regret Jim's decision to leave, we thank him for his contributions to Sealy's growth and help in putting the right management team in place to lead the Company."

About Sealy Corporation

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Stearns & Foster(R), and Basset(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "grow," as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company's expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company's Securities and Exchange Commission filings for further information.

                                     # # #